                                                                    Exhibit 10.8

Light Sciences Oncology, Inc.

                       (LIGHT SCIENCES ONCOLOGY(TM) LOGO)

        34931 SE Douglas Street, Suite 200, Snoqualmie, Washington 98065

                            CONFIDENTIAL INFORMATION

September 21, 2005

Dear Sy-Shi,

I am very pleased to confirm our offer of employment with Light Sciences Oncology, Inc. ("LSO"), commencing upon the first business day following the closing of LSO's preferred stock financing. This letter sets forth the terms of your employment.

1. Position and Reporting Relationships. Your job title will be V. P. of Clinical Development and you will report to Jay Winship. During your employment, you will devote your full working time and attention to the business of LSO to the exclusion of all other business activities and will not be employed (e.g., as an employee or independent contractor) by any other business, without the prior approval of LSO.

2. Compensation

     (a) You will receive an annual base salary of $175,000.00, subject to payroll withholding and deductions. The salary will be payable twice per month in accordance with LSO's standard payroll practices. Your base salary will be reviewed annually by the appropriate management of LSO.

     (b) LSO's management intends to recommend to the Board of Directors that it approve a performance bonus plan and a stock option plan. The details of the adopted plans as well as the eligibility and specifics of any awards to you will be communicated to you after action by the Board of Directors.

3. Benefits. You will be eligible to participate in LSO employee benefit programs made available to all employees, subject to and in accordance with the eligibility and other terms and conditions of the applicable programs. These programs are currently expected to include health care coverage (medical/dental/vision/prescription), short term and long term disability, group life and accidental death benefit, travel insurance, flexible spending accounts for health and dependent care expenses, Employee Assistance Program (EAP) and a 401(k) retirement savings plan. All benefits generally are effective upon your date of hire with the exception of health coverage, which will be effective on the first of the month following your date of hire and the flexible spending account which requires enrollment. Your Light Sciences Corporation ("LSC") health coverage will continue until the last day of the month in which your employment with LSC terminates. The details of all these plans will be discussed in our Orientation Program. Should you have any questions please call Julie Lester at (425) 369-2887.

4. Vacation and Sick Leave. You will be entitled to vacation and sick leave in accordance with LSO's normal policy as in effect from time to time. Currently, employees with less than five years of service receive three weeks of vacation per year, and employees with five years or more of service receive four weeks. You will receive service credit from your hire date with LSC. Employees currently earn two weeks of sick leave per year.

5. Confidential Disclosure/Non-Competition Agreement. This offer and your employment with LSO are contingent upon your execution of LSO's Invention, Proprietary Information and Noncompetition Agreement prior to or on your start date, a copy of which will be provided to you. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

6. At Will Employment. If you accept LSO's offer of employment, you will be an employee-at-will, meaning that either you or LSO may terminate your employment at any time for any reason, with or without cause. Any statements to the contrary that have been made to you, or that may be made to you, by LSO or its agents or representatives are superseded by this offer letter.

7. Employment Policies. You agree that you will comply with all policies and procedures of LSO regarding nondiscrimination, harassment, and other employee-related matters, as updated from time to time. You acknowledge that LSO may adopt new policies in the future and may change existing policies, and that your employment is contingent on your compliance with such policies.

8. Immigration. For purposes of federal immigration law, you will be required to provide to LSO documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us with three (3) business days for your date of hire, or our employment relationship may be terminated.

9. LSC Separation and Release Agreement. You will be required to complete all new employee paperwork. If you are a current LSC employee, you will be required to sign a "Separation Agreement and Release from Claims" in the form provided to you.

10. Release of Employment Records. By accepting this offer of employment, you consent to the release of your LSC employment file and records to LSO.

Sy-Shi, we are very excited that you will be joining our team. Please take time to consider this offer and its terms. However, this offer will terminate if we do not receive your written acceptance on or before 9/28/2005. In addition, this offer of employment is contingent upon the closing of the preferred stock financing of LSO. I am confident that you will make a significant contribution to the challenging work that we are committed to at LSO. I personally look forward to working with you. If you have any questions regarding the offer, please call Rick Baldacci at 303-456-2777.

Please indicate your acceptance of our offer of employment on the terms set forth in this letter by signing below and returning it to Human Resources, c/o Julie Lester, at LSO.

Sincerely,

LIGHT SCIENCES ONCOLOGY, INC.


By:
    ---------------------------------


ACCEPTANCE:


/s/ Sy-Shi Wang                         9/28/05
-------------------------------------   Date
Print: Sy-Shi Wang